Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Media Contact

Investor Relations Contact

Amy Bass

Janet S. Watson

Director of Corporate Communications

Secretary/Treasurer
417-625-5114	417-625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

ANNOUNCES PARTICIPATION IN

COAL-FIRED PLUM POINT POWER PLANT

JOPLIN, MO – March 14, 2006 – The Empire District Electric Company (NYSE:EDE) announced today that it has signed a contract to be a part owner of the 665-megawatt, coal-fired Plum Point Power Plant located near Osceola, Arkansas.  The plant is scheduled to be completed in 2010.  Empire will initially own 50 megawatts at a cost of approximately $87 million without AFUDC.  Empire also entered into a purchased power agreement for an additional 50 megawatts with an option to convert the 50 megawatts covered by the purchased power agreement into an ownership interest in 2015.

In making the announcement, Brad Beecher, Vice President – Energy Supply, stated, “Our long-term, least-cost resource plan calls for the addition of approximately 300 megawatts of coal-fired generation by mid 2010.  This need is driven in part by the expiration in 2010 of our 162-megawatt purchased power contract with Westar Energy.  Continued robust growth in our service area plus the desire to reduce our dependence on natural gas-fired generation also contributes to the need for additional coal generation.”

Mr. Beecher continued, “The addition of Plum Point, combined with our planned 100-megawatt participation in Iatan 2, is a good step in meeting our long-term goal to continue to provide reliable service at a competitive price.”

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100
• FAX: 417-625-5169 • www.empiredistrict.com

Empire believes the investment in Plum Point is practical and beneficial.  It dovetails nicely to help fill the void left by the Westar agreement that is set to expire and furthers the Company’s mission to maintain a balanced generation portfolio of coal, natural gas, and renewables.  Construction is set to begin in March 2006.

Empire has increased its $150 million, five-year unsecured credit agreement to $226 million, with the additional $76 million to be allocated to support a letter of credit issued in connection with its participation in the Plum Point project.

The project is being developed by Plum Point Energy Associates, LLC, a wholly owned affiliate of LS Power Associates, LP, of St. Louis, Missouri.  Partners in the project in addition to Empire include Plum Point Energy Associates, LLC; East Texas Electric Cooperative, Inc.; and Missouri Joint Municipal Electric Utility Commission.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 162,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated Missouri communities.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.